Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-248120) on Form S-3 ASR and (No. 333-238708) on Form S-8 of our reports dated March 1, 2023, with respect to the consolidated financial statements and financial statement schedule III of Xenia Hotels & Resorts, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Orlando, Florida
March 1, 2023